EXHIBIT 99.1
NEWS
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom Citigate Sard Verbinnen 212/687-8080
LADENBURG THALMANN TERMINATES NON-BINDING LETTER OF INTENT
WITH FULCRUM GLOBAL PARTNERS LLC
     NEW YORK, NY, November 18, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), a provider of retail and institutional securities brokerage, investment banking and asset management services, announced today that it is no longer pursuing the previously disclosed proposed transaction with Fulcrum Global Partners LLC. Accordingly, Ladenburg has terminated the non-binding letter of intent between the parties.
About Ladenburg Thalmann
     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Palo Alto, California; Lincolnshire, Illinois; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.